Exhibit 99.1


                        [Letterhead of The Limited, Inc.]


Contact:

Rita Trevino Flynn
The Limited, Inc.
614-415-7555


        THE LIMITED, INC. ANNOUNCES INCREASES IN FOURTH QUARTER SALES AND
              EARNINGS AND FURTHER STEPS TO BUILD SHAREHOLDER VALUE

   - Abercrombie & Fitch Co. to Become a Fully Independent Public Company Via
                               Tax Free Exchange -

        - Henri Bendel to Become a One-Store Concept Based in New York -

Columbus, Ohio (February 17, 1998) -- The Limited, Inc. (NYSE/LSE:LTD) reported today a 10% increase in sales and a 12% increase in earnings from operations for its fourth fiscal quarter ended January 31, 1998. It also announced a number of steps consistent with its commitment to building and delivering continually increasing value to shareholders through heightened focus and disciplined asset management.

These steps include:

     o the complete separation of Abercrombie & Fitch Co. (A&F) from The Limited, Inc. through a tax-free exchange of Limited shares for the 43 million A&F shares currently owned by The Limited, Inc.;

     o the closing of five of six Henri Bendel stores. Bendel's will continue to operate through its landmark location in New York City;

     o the refinement of its current store base, with additional closings of the Company's least productive stores within its Limited, Lerner, Lane Bryant and Express women's businesses, and continued expansion of Victoria's Secret and Bath and Body Works concepts, as announced January 27th by the majority-owned Intimate Brands Business.

Fourth Quarter and Year-End Results

The Company reported net sales for its fourth quarter ended January 31, 1998 of $3.268 billion, an increase of 10% from $2.966 billion in net sales reported last year.

Diluted earnings per share for the fourth quarter of 1997 rose to $.91 from $.81 last year. These figures exclude special and non-recurring items, and Henri Bendel inventory liquidation charges. Comparable store sales increased 5% from the same quarter last year.

Diluted earnings per share for the fiscal year, excluding special and non-recurring items, gains on the sale of subsidiary stock, and Henri Bendel inventory liquidation charges, rose 9% to $1.25 per share from $1.14 per share a year ago. Net sales for fiscal 1997 were $9.189 billion, an increase of 6% from the $8.645 billion reported last year. Comparable store sales were flat with last year's results.

"Our results for the quarter and year, consistent with Wall Street expectations, predominately reflect the strong performances of Intimate Brands, Inc. (NYSE:IBI) and Abercrombie & Fitch Co. (NYSE:ANF) as well as Limited Too," said Leslie H. Wexner, Chairman and Chief Executive Officer." Our focus continues to be on enhancing the performance of our women's businesses and instilling greater discipline in the way we deploy our assets and channel our resources -- time, talent and money -- to areas where we can achieve the greatest return for our shareholders.

"During the year we took several steps to stimulate the performance of our women's businesses," continued Ms. Wexner. "We have transformed our holding company structure into an activist support center for our businesses, and created Limited Design Services, Inc., under Marie Holman-Rao, and Limited Brand and Creative Services, Inc., under Ed Razek, to strengthen our merchandising and marketing. Our current plans to close another 200 underperforming stores in our Limited, Lerner, Lane Bryant and Express women's businesses, and close or downsize up to an additional 80 oversized locations, predominately within these businesses, which do not fit the Limited brand portfolio, are also indicative of our commitment.

"We have also heightened our focus with the planned separation of A&F and the closing of Cacique and five of the six Bendel's stores," said Ms. Wexner. "Finally during 1997, we sold significant non-core assets for cash proceeds of approximately $350 million through such actions as the sale of our Newport, New Jersey office building and our interest in the Tuttle Crossing Mall in Columbus, and the sale of approximately half of our interest in Brylane, Inc. Further, we have plans to divest the balance of our Brylane investment."

As a result of its recent actions, the Company recognized total charges of $289 million, or $.60 per share, in the fourth quarter of 1997, consisting of $276 million in special and non-recurring charges and a $13 million charge related to the liquidation of Henri Bendel inventory. These charges included:

     o A $68 million charge for the previously announced closure of the 118-store Cacique business;

     o $95 million in total charges related to Bendel's, which include an $82 million special and non-recurring charge related to streamlining Bendel's and a $13 million cost of sales charge for inventory liquidation. The charge to cost of sales is in accordance with Emerging Issues Task Force (EITF) Issue No. 96-9 "Classification of Inventory Markdowns and Other Costs Associated with a Restructuring";

     o An $86 million impaired asset charge to write down to fair value certain store assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS
          121). This charge has no cash impact and is simply a required accounting adjustment to measure the fair value of store assets, and will provide a non-cash benefit in future periods from reduced depreciation and amortization;

     o A $40 million provision for closing or downsizing approximately 80 oversized stores, primarily in the Limited, Lane Bryant, Lerner and Express women's businesses, and for writing down certain equity investments to net realizable value. The Company is in negotiations with other retailers to assume its leases on these oversized stores. In addition, the Company plans to close approximately 200 other underperforming stores in the Limited, Lerner, Lane Bryant and Express women's businesses by year end.

In accordance with Emerging Issues Task Force (EITF) Issue No. 94-3, which deals with "Liability Recognition For Certain Employee Termination Benefits and Other Costs to Exit an Activity", the Company expects, in connection with the streamlining of Henri Bendel, to record an additional $5 million special and non-recurring charge in the first quarter of 19998 for Bendel associates severance costs.

The after-tax cash impact of the total $289 million in charges is estimated at $25 million.

The Company's full year results also include a third quarter pre-tax gain of $62.8 million, or $.14 per share, from special and non-recurring items, principally due to the net gain from the sale of Brylane, Inc. stock.

Independence of Abercrombie & Fitch Co. Via Tax-Free Exchange

Abercrombie & Fitch Co. (A&F) today filed a registration statement with the Securities and Exchange Commission in connection with a plan to establish Abercrombie & Fitch as a fully independent company via a tax-free exchange offer. Limited shareholders will be given the opportunity, if they choose, to exchange some or all of their Limited shares in return for A&F shares currently held by The Limited. Through this exchange offer, The Limited intends to distribute, on a tax-free basis, all of its 43 million shares of A&F to shareholders of The Limited.

"We believe shareholder value is best served by the full independence of A&F from The Limited, "said Mr. Wexner. "Our Abercrombie associates have demonstrated extraordinary success. They have established a wonderful lifestyle brand and a proven and profitable growth strategy. We believe that as a fully independent company A&F will benefit from direct accountability to its new public investors and greater management incentives. At the time, this transaction allows The Limited to focus its resources on brands where we can add more value."

In order to facilitate a successful distribution of A&F shares, The Limited anticipates that the final exchange ratio will provide tendering stockholders with shares of A&F having a market value greater than the market value of the Limited shares tendered. In other words, shareholders are expected to receive a premium on tendered Limited shares, although the amount of that premium, if any, cannot be predicted at this time.

Mr. Weiner said, "We believe that the exchange offer is the most effective way of accomplishing the separation. It provides investors with the choice to adjust their investment between The Limited and A&F on a tax-free basis, and gives Limited shareholders the opportunity to receive a premium for their Limited shares. It is also expected to have the effect of increasing The Limited's earnings per share."

The Company expects the exchange offer to commence late in the first quarter, following Securities and Exchange Commission review and depending on market conditions. Specific terms of the transaction will be provided to Limited shareholders in an Offering Circular-Prospectus. In connection with the exchange offer, The Limited has retained Goldman, Sachs & Co. to act as dealer manager and Goldman, Sachs & Co. and NationsBanc Montgomery Securities LLC to serve as financial advisors. D.F. King & Co., Inc. will act as information agent.

The offer is subject to certain conditions, including that sufficient Limited shares are tendered so that at least 90% of the A&F shares owned by The Limited can be exchanged for Limited shares and that the Company receives a favorable ruling from the Internal Revenue Service that the exchange offer will be tax-free to shareholders.

Henri Bendel to Become a One-Store Concept

Henri Bendel will become a one-store business based in its premier Fifth Avenue location. Bendel's stores in Chicago, IL, Columbus, OH, Boston, MA, Troy, MI and Paramus, NJ will close on February 28, 1998.

"As part of our ongoing review of our businesses, we made the difficult decision to close five of our six Bendel's stores," said Mr. Weiner. "This decisions was made only after substantial work to turn around the financial performance of Bendel's, and the exploration of all other alternatives that would have allowed these stores to continue.

"We are pleased to preserve the landmark Bendel's location, which represents a very valuable real estate asset to The Limited," continued Mr. Weiner. "We are working diligently to redeploy Bendel associates from our closed locations to other businesses with The Limited family, or to other upscale retailers. The continued development of the design functions across the businesses and our national and local expansion plans should facilitate this transition of our people."

Bendel's had sales of approximately $83 million and cost $28 million on an operating basis in fiscal 1997, exclusive of the $13 million cost related to the liquidation of Henri Bendel inventory.

Store Closings and Expansion Plans

As part of its ongoing efforts to reposition its store base, the Company also announced that it anticipates closing approximately 200 underperforming stores in its women's businesses during 1998 through lease expirations which will include Limited, Lerner, Lane Bryant and Express stores. This is in addition to approximately 200 stores which the Company has closed since December 1996, as previously disclosed. In addition, the Company is in active negotiations with other national retailers to assume its leases on up to 80 oversized stores with longer term lease expirations, principally within the women's businesses. Approximately 60% of these stores the Company intends to relocate to properly sized spaces in the same centers. As announced on January 27, 1998, the Company also has plans, through its majority-owned Intimate Brands, Inc. business, to add 265 stores in 1998, including 85 Victoria's Secret stores and 180 Bath & Body Works stores.

"We are committed to continually refining our store base within each of our concepts to assure that all are operating with an eye to maximizing our profit potential," said Mr. Weiner. "This will including closing or transitioning stores to other brands and adding stores as attractive opportunities present themselves."

The Limited, Inc., through Express, Lerner New York, Land Bryant, Limited Stores, Henri Bendel, Structure, Limited Too and Galyan's presently operates 3,774 stores. The Company also owns approximately 83% of Intimate Brands, Inc., which through the Victoria's Secret and Bath & Body Works brands, presently operates 1,710 specialty stores and the Victoria's Secret Catalogue. The Company owns approximately 84% of Abercrombie & Fitch, which currently operates 156 stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.

     A registration statement relating to the A&F transaction has been filed with the Securities and Exchange Commission but has not yet become effective. The A&F common stock may not be sold, nor any offers to buy be accepted, prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

      Please contact D.F. King & Co., Inc. the information agent for the exchange offer, for copies of the Offering Circular-Prospectus, when they become available. D.F. King's address is 77 Water Street, New York, NY 10005 and the its phone number is 1-800-549-6864.

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                  Technical Info: Shari Smilowitz, 212-889-0888
                  Story Info: Rita Trevino Flynn, 614-415-7555


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